                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 18, 2000
                                                  (July 12, 2000)

                             SPATIAL TECHNOLOGY INC.
                             -----------------------
               (Exact Name of Registrant as Specified in Charter)

        DELAWARE                    0-288-42                      84-1035353
(State of Incorporation)    (Commission File Number)            (IRS Employer
                                                              Identification No)

                           2425 55TH STREET, SUITE 100
                             BOULDER, COLORADO 80301
                                 (303) 544-2900
                     (Address of Principal Executive Offices
                   and telephone number, including area code)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

(a) On July 12, 2000 (the "Closing Date"), pursuant to the terms of the Asset Purchase Agreement (the "Purchase Agreement") by and Between Spatial Technology Inc, a Delaware corporation (the "Company"), Prescient Technologies, Inc., a Delaware corporation ("Prescient") and Stone & Webster Incorporated, a Delaware corporation the Company acquired certain assets and liabilities of Prescient Technologies, Inc. ("Prescient") for total consideration of approximately $1.2 million, including $100,000 cash and 300,000 shares of common stock (the "Acquisition"). The purchase price was determined through negotiations between the Company and Prescient.

         In connection with the Acquisition, the parties to the Purchase Agreement also executed an Escrow Agreement, pursuant to which an additional 50,000 shares of common stock (the "Escrow Shares") are to be held in escrow pursuant to the Purchase Agreement, and will be released to Prescient upon the attainment of certain performance objectives relating to the execution of certain customer contracts.

         The forward looking statements contained herein involve risks and uncertainties. Actual results and developments may differ materially from those described herein, due to a number of factors, including future performance and additional factors discussed in the Company's most recent Form 10-KSB.

(b)      Not applicable.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a) Audited financial statements of Prescient Technologies, Inc. as of December 31, 1998 and 1999 and for the years then ended and unaudited interim financial statements of Prescient Technologies, Inc. as of June 30, 2000 and for the six months ended June 30, 1999 and 2000.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Spatial Technology Inc.:

We have audited the accompanying balance sheets of Prescient Technologies, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholder's deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prescient Technologies, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                         KPMG LLP


Boulder, Colorado
October 6, 2000

                          PRESCIENT TECHNOLOGIES, INC.

                                 BALANCE SHEETS

                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                               DECEMBER 31,
                                                          ---------------------   JUNE 30,
                                                             1998        1999       2000
                                                          ---------   --------- -----------
                                                                                (UNAUDITED)

                                          ASSETS
Current assets:
   Trade accounts receivable, net of allowance
    for doubtful accounts of $59, $25 and $25
    in 1998, 1999 and 2000, respectively ..............   $  1,005       1,016         298
   Prepaid expenses and other .........................        120         280         209
                                                          --------    --------    --------
       Total current assets ...........................      1,125       1,296         507
Property and equipment, net ...........................        599         370         209
Capitalized software development costs, net ...........        555         715         817
                                                          --------    --------    --------
       Total assets ...................................   $  2,279       2,381       1,533
                                                          ========    ========    ========

                           LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
   Bank overdraft .....................................   $     --         130          60
   Trade accounts payable .............................        182         118         181
   Due to affiliate, net ..............................     10,707      15,584      16,946
   Accrued expenses and other liabilities .............        140         322         162
   Deferred revenue ...................................        331         490         636
                                                          --------    --------    --------
       Total liabilities ..............................     11,360      16,644      17,985
                                                          --------    --------    --------
Stockholder's deficit
   Common stock, $.01 par value, 12,000,000 shares
    authorized; 10,000,000 shares issued and
    outstanding in 1998, 1999 and 2000 ................        100         100         100
   Additional paid-in capital .........................          2           2           2
   Accumulated deficit ................................     (9,083)    (14,265)    (16,454)
   Subscription receivable ............................       (100)       (100)       (100)
                                                          --------    --------    --------
       Total stockholder's deficit ....................     (9,081)    (14,263)    (16,452)
                                                          --------    --------    --------
Commitments and contingencies
       Total liabilities and stockholder's deficit ....   $  2,279       2,381       1,533
                                                          ========    ========    ========

See accompanying notes to financial statements.

                          PRESCIENT TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS

                             (AMOUNTS IN THOUSANDS)

                                     YEAR ENDED DECEMBER 31,          SIX MONTHS ENDED JUNE 30
                                     -----------------------          ------------------------
                                       1998            1999             1999            2000
                                     -------         -------          -------         -------
                                                                            (UNAUDITED)

Revenue:
   License fees .................... $ 2,081           1,929              906             281
   Maintenance .....................     819             906              449             450
   Professional services ...........     865             278              179             293
                                     -------         -------          -------         -------
       Total revenue ...............   3,765           3,113            1,534           1,024
                                     -------         -------          -------         -------
Cost of revenue:
   License fees ....................     365             860              258             236
   Maintenance .....................     209             214               71             160
   Professional services ...........     464             105               44             163
                                     -------         -------          -------         -------
       Total costs of revenue ......   1,038           1,179              373             559
                                     -------         -------          -------         -------
       Gross profit ................   2,727           1,934            1,161             465
                                     -------         -------          -------         -------
Operating expenses:
   Sales and marketing .............   4,700           4,279            2,123           1,757
   Research and development ........     938           1,701              713             630
   General and administrative ......   1,376           1,136              623             267
                                     -------         -------          -------         -------
       Total operating expenses ....   7,014           7,116            3,459           2,654
                                     -------         -------          -------         -------
       Net loss .................... $(4,287)         (5,182)          (2,298)         (2,189)
                                     =======         =======          =======         =======

See accompanying notes to financial statements.

                          PRESCIENT TECHNOLOGIES, INC.

                       STATEMENTS OF STOCKHOLDER'S DEFICIT

                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                  COMMON STOCK         ADDITIONAL                                   TOTAL
                                             -----------------------    PAID-IN     ACCUMULATED   SUBSCRIPTION  STOCKHOLDER'S
                                               SHARES       AMOUNT      CAPITAL       DEFICIT      RECEIVABLE      DEFICIT
                                             ----------   ----------   ----------   -----------   ------------  -------------

Balances at January 1, 1998 .............        10,000   $       --            2       (4,796)           --         (4,794)
Issuance of common stock to affiliate....     9,990,000          100           --           --          (100)            --
Net loss ................................            --           --           --       (4,287)           --         (4,287)
                                             ----------   ----------   ----------   ----------    ----------     ----------
Balances at December 31, 1998 ...........    10,000,000          100            2       (9,083)         (100)        (9,081)
Net loss ................................            --           --           --       (5,182)           --         (5,182)
                                             ----------   ----------   ----------   ----------    ----------     ----------
Balances at December 31, 1999 ...........    10,000,000          100            2      (14,265)         (100)       (14,263)
Net loss (unaudited) ....................            --           --           --       (2,189)           --         (2,189)
                                             ----------   ----------   ----------   ----------    ----------     ----------
Balances at June 30, 2000 (unaudited)....    10,000,000   $      100            2      (16,454)         (100)       (16,452)
                                             ==========   ==========   ==========   ==========    ==========     ==========

See accompanying notes to financial statements.

                          PRESCIENT TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                            YEAR ENDED DECEMBER 31,          SIX MONTHS ENDED JUNE 30
                                                            -----------------------          ------------------------
                                                              1998            1999             1999             2000
                                                            -------         -------          -------          -------
                                                                                                    (UNAUDITED)

Cash flows from operating activities:
   Net loss ..............................................  $(4,287)         (5,182)          (2,298)          (2,189)
   Adjustments to reconcile net loss to net
      cash provided by operating activities:
        Depreciation and amortization ....................      693             754              365              380
        Changes in operating assets and liabilities:
         Trade accounts receivable .......................      930             (11)            (208)             718
         Prepaid expenses and other assets ...............      207            (160)             (43)              71
         Trade accounts payable ..........................      121             (64)             (23)              63
         Due to affiliate ................................    3,203           4,877            2,275            1,362
         Accrued expenses and other liabilities ..........     (174)            182               79             (160)
         Deferred revenue ................................     (150)            159              253              146
                                                            -------         -------          -------          -------
           Net cash provided by operating activities .....      543             555              400              391
                                                            -------         -------          -------          -------
Cash flows from investing activities:
   Acquisition of property and equipment .................     (255)           (162)             (51)             (32)
   Capitalized software development costs ................     (454)           (523)            (349)            (289)
                                                            -------         -------          -------          -------
           Net cash used by investing activities .........     (709)           (685)            (400)            (321)
                                                            -------         -------          -------          -------
Cash flows from financing activities - bank overdraft ....       --             130               --              (70)
                                                            -------         -------          -------          -------
           Net decrease in cash and cash equivalents .....     (166)             --               --               --
Cash and cash equivalents at beginning of period .........      166              --               --               --
                                                            -------         -------          -------          -------
Cash and cash equivalents at end of period ...............  $    --              --               --               --
                                                            =======         =======          =======          =======

See accompanying notes to financial statements.

                          PRESCIENT TECHNOLOGIES, INC.

                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1999

(1)      Organization and Summary of Significant Accounting Policies

         (a)     Business and Basis of Financial Statement Presentation

                 Prescient Technologies, Inc. (Prescient or the Company) is a wholly-owned subsidiary of Stone & Webster, Incorporated, and was originally incorporated under the laws of the State of Delaware on May 6, 1992 as Stone & Webster Advanced Systems Development Services, Inc. On June 13, 1996 the incorporation was amended, changing the name to Prescient Technologies, Inc. Prescient, is a provider of engineering data quality software solutions for manufacturers. The Company's engineering quality tools are used in aerospace, automotive, electronics and other discrete manufacturing industries for detecting, assessing, correcting and preventing product development problems caused by inaccurate, incomplete or inconsistent design modeling practices.

                 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                 The accompanying unaudited financial information as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 has been prepared in accordance with generally accepted accounting principles for interim financial information. All significant adjustments, consisting of only normal and recurring adjustments, that, in the opinion of management, are necessary for a fair presentation of the results of operations and cash flows for the six months ended June 30, 1999 and 2000, have been included. Operating results for the six months ended June 30, 1999 and 2000 are not necessarily indicative of the results that may be expected for the full year.

         (b)     Property and Equipment

                 Equipment is recorded at cost and depreciated over the useful lives of the assets, which range from two to three years. Costs of maintenance and repairs are charged to operations as incurred. Purchased computer software represents software and enhancements purchased from third parties, and is amortized over its estimated useful life of two years, beginning at purchase, or for enhancements, when the software is incorporated into the Company's products.

         (c)     Capitalized Software Development Costs

                 The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards
                 (SFAS) No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," which provides that capitalization of costs begins when technological feasibility has been established and ceases when the product is available for general release to customers, at which time amortization begins on a product-by-product basis. Capitalized costs are amortized over the estimated useful life of the product or the ratio of the current gross revenues to the total of current and estimated total future gross revenues for the product, whichever is greater. Software development costs capitalized in the years ended December 31, 1999 and 2000 and the six months ended June 30, 1999 and 2000 were $457,000, $523,000, $349,000 and $290,000, respectively. Amortization of software development costs for the years ended December 31, 1999 and 2000 and the six months ended June 30, 1999 and 2000 was $213,000, $363,000, $165,000 and $187,000, respectively.

                          PRESCIENT TECHNOLOGIES, INC.

         (d)     Fair Value of Financial Instruments

                 The Company's financial instruments consist primarily of cash and cash equivalents, trade receivables, accounts payable, and accrued expenses and other liabilities. The carrying values of these financial instruments approximate fair value because of their short-term nature.

         (e)     Long-Lived Assets and Assets to Be Disposed Of

                 In accordance with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used in operations is generally measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is equal to the amount by which the carrying amounts of the assets exceed the fair values. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. No asset impairment was recognized in 1998, 1999 or 2000.

         (f)     Revenue Recognition

                 The Company recognizes revenue in accordance with the provisions of Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2) which requires that revenue for licensing, selling, leasing, or otherwise marketing computer software be recognized when evidence of an arrangement exists, delivery of the product has occurred, collectibility of the related receivable is assured and the vendor's fee is fixed or determinable. In addition, revenue is recognized for the multiple elements of software arrangements based upon the vendor specific objective evidence of fair value for each element. Accordingly, revenue from products or services is recognized based upon shipment of products or performance of services. In December 1998, the American Institute of Certified Public Accountants (AICPA) issued SOP No. 98-9, "Modification of SOP No. 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP No. 98-9 clarifies certain provisions of SOP No. 97-2, and effectively defers the required adoption of those provisions until the Company's fiscal year beginning January 1, 2000. Effective January 1, 1999, the Company adopted the provisions of SOP No. 98-9, and the impact on the Company's results of operations, financial position or cash flows was not material. License fee revenue is recognized upon completion of a signed contract and delivery of the software. Revenue from maintenance contracts is deferred and recognized ratably over the period of the agreement. Training and consulting revenue is recognized upon completion of the training or performance of services, respectively.

         (g)     Stock-Based Compensation

                 The Company accounts for its stock-based compensation plan in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB
                 25), and related interpretations. As such, compensation expense is recorded on the date of grant only if the current fair value of the underlying stock exceeds the exercise price. Under SFAS 123, "Accounting for Stock-Based Compensation," entities are permitted to recognize as expense the fair value of all stock-based awards on the date of grant over the vesting period. Alternatively, SFAS 123 also allows entities to continue to apply the provisions of APB 25 and provide pro forma net earnings disclosures as if the fair-value-based method defined in SFAS 123 had been applied. The Company has elected to continue to apply the provisions of APB 25 and provide the pro forma disclosures required by SFAS 123.

                          PRESCIENT TECHNOLOGIES, INC.

         (h)     Liquidity

                 The Company incurred net losses in 1998, 1999 and 2000 and has a deficit in stockholder's equity as of June 30, 2000. The net losses have primarily been funded by advances from Stone & Webster, Incorporated. These advances are reflected in the accompanying balance sheet as due to affiliate. Without advances from Stone & Webster, Incorporated, the Company would be required to obtain additional sources of financing. It is uncertain such additional sources of financing would be available to the Company.

         (i)     Income Taxes

                 The Company accounts for income taxes under the provisions of SFAS 109, "Accounting for Income Taxes." SFAS 109 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

(2)      Property and Equipment

         Property and equipment consists of the following (amounts in thousands):

                                                          DECEMBER 31,
                                                      -------------------    JUNE 30,
                                                        1998       1999       2000
                                                      --------   --------  -----------
                                                                           (UNAUDITED)

Computer and office equipment .....................   $ 1,719      1,811      1,811
Purchased computer software .......................       183        253        285
                                                      -------    -------    -------
                                                        1,902      2,064      2,096
Less accumulated depreciation and amortization ....    (1,303)    (1,694)    (1,887)
                                                      -------    -------    -------
                                                      $   599        370        209
                                                      =======    =======    =======

(3)      Stockholder's Equity

         Stock Options

         In July 1998, the Company adopted an equity incentive plan (the Plan) pursuant to which the Company's Board of Directors may issue restricted common stock and grant incentive stock options and non-statutory stock options to employees, directors and consultants. The Plan authorizes issuances and grants of options to purchase up to 1,900,000 shares of authorized but unissued common stock. Incentive and non-statutory stock options generally vest over four years and expire upon the earlier of 30 days after termination of employment or ten years from the date of grant.

                          PRESCIENT TECHNOLOGIES, INC.

         Option activity during the years ended December 31, 1998 and 1999 and the six months ended June 30, 2000 consisted of the following:

                                              NUMBER       WEIGHTED
                                            OF OPTIONS     AVERAGE        OPTIONS
                                           OUTSTANDING  EXERCISE PRICE  EXERCISABLE
                                           -----------  --------------  -----------
Balance at January 1, 1998 ..............         --            --
Granted .................................    388,300      $   1.50
Forfeited ...............................    (35,200)         1.50
                                            --------
Balance at December 31, 1998 ............    353,100          1.50             --
Granted .................................    456,000          1.50
Forfeited ...............................   (160,700)         1.50
                                            --------
Balance at December 31, 1999 ............    648,400          1.50         52,600
Granted (unaudited) .....................         --          1.50
Forfeited (unaudited) ...................    (34,500)
                                            --------
Balance at June 30, 2000 (unaudited) ....    613,900          1.50         80,975
                                            ========

         The weighted average fair value of all options granted during 1998, 1999 and 2000 was $.81 per share on the date of grant using the Black-Scholes option-pricing model with the following assumptions: no expected dividends, volatility of 25%, risk-free interest rate of approximately 6.4% and an expected life of 10 years. The remaining weighted average contractual life of options outstanding at December 31, 1999 was approximately 3 years.

         If the Company determined compensation expense based on the fair value of the options at the grant date under SFAS 123, the Company's net loss would have been approximately $4,142,000 and $5,165,000, for the years ended December 31, 1998 and 1999, respectively.

         Subscription Receivable

         In July 1998, Stone & Webster, Incorporated increased its investment by subscribing to 9,990,000 shares at $.01 per share. The subscription receivable is reflected as a reduction of equity.

(4)      Income Taxes

         Income tax benefit relating to losses incurred differs from the amounts that would result from applying the federal statutory rate as follows (amounts in thousands):

                                                            YEARS ENDED DECEMBER 31,
                                                            ------------------------
                                                              1998            1999
                                                            --------        --------

Expected tax benefit ....................................   $(1,500)         (1,814)
Change in valuation allowance for deferred tax assets ...     1,424           1,779
Other, net ..............................................        76              35
                                                            -------         -------
Income tax benefit ......................................   $    --              --
                                                            =======         =======

                          PRESCIENT TECHNOLOGIES, INC.

         Temporary differences that give rise to significant components of net deferred tax assets and liabilities are as follows (amounts in thousands):

                                                                    YEARS ENDED DECEMBER 31,
                                                                    ------------------------
                                                                      1998            1999
                                                                    --------        --------

Net operating loss carryforwards ............................       $ 4,629           6,457
Other, net ..................................................            83             201
                                                                    -------         -------
Gross deferred tax assets ...................................         4,712           6,658
Valuation allowance .........................................        (4,476)         (6,255)
                                                                    -------         -------
Net deferred tax assets .....................................       $   236             403
                                                                    =======         =======
Deferred tax liabilities - research and development costs ...       $  (236)           (403)
                                                                    -------         -------
Total deferred tax liabilities ..............................       $  (236)           (403)
                                                                    =======         =======

         At December 31, 1999 and June 30, 2000, the Company had cumulative net operating loss carryforwards for income tax purposes of approximately $14,800,000 and $17,000,000, respectively, which will expire in various amounts through the year 2020, if not utilized.

         Due to the uncertainty regarding the utilization of net operating loss carryforwards, no tax benefits for losses have been recorded by the Company in any periods, and a valuation allowance has been recorded for the entire amount of the deferred tax asset.

(5)      Leases

         The Company is obligated for payments of approximately $90,000 through December 31, 2000 for leases related to office space and equipment. Rent expense for operating leases, which is recognized using the straight-line method over the lease term, for the years ended December 31, 1998 and 1999 and the six months ended June 30, 1999 and 2000 was approximately $437,000, $441,000, $215,000 and $304,000, respectively.

(6)      Employee Benefit Plans

         The Company has a defined contribution 401(k) plan which covers substantially all employees and allows employee contributions of up to 15% of their compensation, subject to the maximum amount allowed under the Internal Revenue Code. The Company matches 25% of the first 1% of an employee's contribution, and may also provide a discretionary contribution each year. The Company's contributions to the Plan totaled $27,000 in 1998 and $20,000 in 1999. In addition, the Company's employees are eligible to participate in a pension plan sponsored by Stone & Webster Incorporated. Costs of the plan charged to the Company were $8,000 and $39,000 in 1998 and 1999, respectively.

                          PRESCIENT TECHNOLOGIES, INC.

                          NOTES TO FINANCIAL STATEMENTS

(7)      Revenue and Significant Customers

         Revenue by geographic area is summarized as follows (amounts in thousands):

                                YEARS ENDED     SIX MONTHS ENDED
                                DECEMBER 31,        JUNE 30,
                              ---------------   ----------------
                               1998     1999     1999      2000
                              ------   ------   ------    ------
                                                  (UNAUDITED)

         United States ....   $2,945    2,385    1,220       940
         Europe ...........      615      725      312        66
         Asia .............      205        3        2        18
                              ------   ------   ------    ------
               Total ......   $3,765    3,113    1,534     1,024
                              ======   ======   ======    ======

         No individual customers accounted for greater than 10% of total revenue during 1998 or 1999.

(8)      Sale of the Company

         On July 12, 2000, substantially all of the net assets of the Company were acquired by Spatial Technology Inc. (Spatial) for $100,000 cash and 300,000 shares of the common stock of Spatial. An additional 50,000 shares of Spatial common stock are required to be issued if certain performance objectives are attained.

(b) Unaudited pro forma condensed combined financial statements as of June 30, 2000 and for the six months ended June 30, 2000 and the year ended December 31, 1999.

                             SPATIAL TECHNOLOGY INC.
           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

         On July 12, 2000, the Company acquired substantially all of the net assets of Prescient Technologies, Inc. ("Prescient) for total consideration of $1.2 million, including $100,000 cash and 300,000 shares of common stock. In addition, the Company may be required to issue an additional 50,000 shares of common stock if certain performance objectives are met. The additional shares, if any, will be recorded as additional acquisition consideration at the time of issuance.

         The unaudited pro forma condensed combined balance sheet presents the financial position of the Company as of June 30, 2000 giving effect to the Prescient acquisition as if it had occurred on such date. The unaudited pro forma condensed combined statements of operations of the Company for the six months ended June 30, 2000 and the year ended December 31, 1999, assume that the Prescient acquisition was completed on January 1, 1999.

         The unaudited pro forma condensed combined financial statements have been derived from the historical financial statements of the Company. The pro forma adjustments and the assumptions on which they are based are described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements and the notes thereto of the Company which were previously reported in the Company's Report on Form 10-KSB for the year ended December 31, 1999 and the Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2000 and June 30, 2000, and the audited financial statements and the notes thereto of Prescient as of December 31, 1998 and 1999 and for the years then ended, and the unaudited interim financial statements as of June 30, 2000 and for the six months ended June 30, 1999 and 2000, included elsewhere in this Current Report on Form 8-K.

         The unaudited pro forma condensed combined financial statements are not necessarily indicative of the financial position or operating results that would have occurred had the acquisition of Prescient been completed at that date, or at the beginning of the period for which the transaction has been given effect, nor the financial results of the combined company in the future.

                             SPATIAL TECHNOLOGY INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                  JUNE 30, 2000

(In Thousands)

                                                                         PRO FORMA
                                                                        ADJUSTMENTS
                                          SPATIAL       PRESCIENT      FOR PRESCIENT           TOTAL
                                        ------------   ------------  ------------------     -----------

ASSETS
Current Assets:
   Cash and cash equivalents........... $     3,331    $        --   $     (100)(a)         $    3,231
   Accounts receivable, net............       4,475            298           --                  4,773
   Prepaid expenses and other..........         819            209           --                  1,028
                                        -----------    -----------   ----------             ----------
      Total current assets.............       8,625            507         (100)                 9,032
Equipment, net.........................       2,513            209           --                  2,722
Software costs, net....................       2,082            817          (29)(b)              2,870
                                        -----------    -----------   ----------             ----------
                                        $    13,220    $     1,533   $     (129)            $   14,624
                                        ===========    ===========   ==========             ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
   Accounts payable.................... $     1,370    $       241   $      (15)(c)         $    1,596
   Due to affiliate....................          --         16,946      (16,946)(d)                 --
   Accrued expenses....................       1,442            162           (2)(e)              1,602
   Deferred revenue....................       2,569            636         (392)(f)              2,813
                                        -----------    -----------   ----------             ----------
      Total current liabilities........       5,381         17,985      (17,355)                 6,011
                                        -----------    -----------   ----------             ----------
Stockholder's Equity
   Common stock........................         115            100          (97)(a) (g)            118
   Additional paid-in capital..........      32,849              2          940 (a) (g)         33,791
   Accumulated deficit.................     (24,986)       (16,454)      16,283 (h)            (25,157)
   Subscription receivable.............          --           (100)         100 (i)                 --
   Other comprehensive loss............        (139)            --           --                   (139)
                                        -----------    -----------   ----------             ----------
      Total stockholders' equity.......       7,839        (16,452)      17,226                  8,613
                                        -----------    -----------   ----------             ----------
                                        $    13,220    $     1,533   $     (129)            $   14,624
                                        ===========    ===========   ==========             ==========

                             SPATIAL TECHNOLOGY INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2000

(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        PRO FORMA
                                                                       ADJUSTMENTS
                                          SPATIAL       PRESCIENT     FOR PRESCIENT        TOTAL
                                        ------------   ------------   -------------     -----------

Revenue................................ $     7,252    $     1,024     $       --       $    8,276
Cost of revenue........................       1,293            559            131 (j)        1,983
                                        -----------    -----------     ----------       ----------
Gross profit...........................       5,959            465           (131)           6,293
Operating expenses:
Sales and marketing....................       3,782          1,757             --            5,539
Research and development...............       5,398            630             --            6,028
General and administrative.............       1,796            267             --            2,063
                                        -----------    -----------     ----------       ----------
Total operating expenses...............      10,976          2,654             --           13,630
                                        -----------    -----------     ----------       ----------
Loss from operations...................      (5,017)        (2,189)          (131)          (7,337)
Other income (expense).................         105             --             --              105
                                        -----------    -----------     ----------       ----------
Loss before income taxes...............      (4,912)        (2,189)          (131)          (7,232)
Income taxes...........................         138             --             --              138
                                        -----------    -----------     ----------       ----------
Net loss............................... $    (5,050)   $    (2,189)    $     (131)      $   (7,370)
                                        ===========    ===========     ==========       ==========
Loss per common share:
Basic and Diluted...................... $     (0.46)                                    $    (0.66)
Weighted average number of
  shares outstanding
   Basic and Diluted...................      10,914                           300 (a)       11,214

                             SPATIAL TECHNOLOGY INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999

(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        PRO FORMA
                                                                       ADJUSTMENTS
                                          SPATIAL       PRESCIENT     FOR PRESCIENT        TOTAL
                                        ------------   ------------   --------------   -----------

Revenue................................ $    14,900    $     3,113    $       --       $   18,013
Cost of revenue........................       1,132          1,179           263 (j)        2,574
                                        -----------    -----------    ----------       ----------
Gross profit...........................      13,768          1,934          (263)          15,439
Operating expenses:
Sales and marketing....................       5,918          4,279            --           10,197
Research and development...............       7,742          1,701            --            9,443
General and administrative.............       2,362          1,136            --            3,498
Acquired in-process research
  and development......................         500             --            --              500
                                        -----------    -----------    ----------       ----------
Total operating expenses...............      16,522          7,116            --           23,638
Loss from operations...................      (2,754)        (5,182)         (263)          (8,199)
Other income (expense).................         139             --            --              139
                                        -----------    -----------    ----------       ----------
Net income (loss) before income taxes..      (2,615)        (5,182)         (263)          (8,060)
Income taxes...........................         246             --            --              246
                                        -----------    -----------    ----------       ----------
Net income (loss)...................... $    (2,861)   $    (5,182)   $     (263)      $   (8,306)
                                        ===========    ===========    ==========       ==========
Loss per common share:
Basic and Diluted...................... $     (0.31)                                   $    (0.86)
Weighted average number of
  shares outstanding
  Basic and Diluted....................       9,345                          300 (a)        9,645

                             SPATIAL TECHNOLOGY INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

         The Prescient acquisition was accounted for using the purchase method of accounting. The pro forma adjustments have been prepared on the basis of assumptions described in the following notes and includes assumptions relating to the allocation of the consideration paid for the assets and liabilities of Prescient based on preliminary estimates of their fair values. The actual allocation of such consideration may differ from that reflected in the pro forma financial information after valuations and finalization of the purchase accounting entries, including the allocation to acquired in-process research and development. In the opinion of the Company's management, all adjustments necessary to present fairly such pro forma financial information have been made based on the terms and structure of the Prescient acquisition agreement.

         The pro forma financial statements give effect to the following pro forma adjustments related to the prescient acquisition:

(a) To record the consideration of $1.2 million paid by the Company in connection with the acquisition of Prescient, including $100,000 cash and 300,000 shares of common stock.

(b) To adjust long-term intangible assets for the excess of the fair value of the acquired net assets over the acquisition consideration.

(c) To adjust accounts payable for amounts not assumed by the Company in connection with the acquisition.

(d) To eliminate amount due to affiliate of Prescient which was forgiven as part of the acquisition by the Company.

(e) To record liabilities incurred by the Company in connection with acquisition, including direct legal and accounting expenses totaling $136,000, and to record the elimination of accrued liabilities totaling $138,000 not assumed by the Company in connection with acquisition.

(f) To reduce deferred revenue to the fair value of the deferred revenue assumed by the Company in connection with the acquisition.

(g) To eliminate Prescient common stock of $100,000 and additional paid in capital of $2,000.

(h) To eliminate Prescient's accumulated deficit and reflect a $171,000 charge for acquired in-process research and development pursuant to the acquisition of certain assets of Prescient.

(i)      To eliminate Prescient's stock subscription receivable.

(j) To reflect the additional amortization of intangible assets from the Prescient acquisition. The acquisition of certain assets and liabilities of Prescient resulted in approximately $788,000 of software costs, which are being amortized over their estimated useful lives of three years.

(c)      Exhibits

         Exhibit           Description
         Number            of Document

         10.37 Asset Purchase Agreement, by and between the Company, Prescient and Stone & Webster, dated as of June 28, 2000.

         23.1              Consent of KPMG LLP.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          SPATIAL TECHNOLOGY INC.

Date:    October 18, 2000                 /s/ Todd S. Londa
                                          ----------------------------------
                                          Todd S. Londa
                                          Vice President, Administration and
                                          Corporate Controller

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION
-------           -----------

 10.37            Asset Purchase Agreement, by and between the Company,
                  Prescient and Stone & Webster, dated as of June 28, 2000.

 23.1             Consent of KPMG LLP.